SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 3
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INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934.

1.  NAME AND ADDRESS OF REPORTING PERSON
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Wood, Wendell W.
410 Ednam Drive
Charlottesville, VA 22903

2.  Date of Event Requiring Statement (month/day/year)
     12/11/02

3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON
-----------------------------------------------------


4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
--------------------------------------------
     Weirton Steel Corporation    WS


5.  RELATIONSHIP OF REPORTING PERSON TO ISSUER
    (CHECK ALL APPLICABLE)
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[x]  DIRECTOR            [x]  10% OWNER
[ ]  OFFICER (give title)[ ]  OTHER (Specify below)


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6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


TABLE I.  NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  TITLE OF SECURITY
     Weirton Steel Corporation Common

2.  AMOUNT OF SECURITIES BENEFICIALLY OWNED
     4,996,564


3.  OWNERSHIP FORM DIRECT (D) OR INDIRECT (I)
     D

4.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP

         -----------------------------------------------

TABLE II. DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY

2.  Date Exercisable               Expiration Date

3.  TITLE AND AMOUNT OF SECURITIES UNDERLYING DERIVATIVE SECURITY

4.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY

5.  OWNERSHIP FORM OF DERIVATIVE SECURITY: direct (D) or indirect
    (I)
6.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP